Exhibit 10.9
FORM OF FORTREA INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
(Effective July 1, 2023)
PURPOSE OF THE PLAN
Fortrea Inc. (the “Company”) hereby adopts, effective July 1, 2023, a nonqualified deferred compensation plan for the benefit of certain of the Company’s employees known as the Fortrea Inc. Nonqualified Deferred Compensation Plan (the “Plan”). The Plan is a continuation of the Laboratory Corporation of America Holdings Nonqualified Deferred Compensation Plan, effective January 1, 2022 (the “Labcorp Plan”), and provides benefits on the same terms and conditions as provided in the Labcorp Plan to certain active Participants of Laboratory Corporation of America Holdings (“Labcorp”) as of June 30, 2023, who were transferred to the Company in connection with its spin-off from Labcorp (the “Spinoff”). Any Participants of the Labcorp Plan who had a Separation from Service before the Spinoff, or remained with Labcorp following the Spinoff, continued to be retained and administered by the Labcorp Plan. The purpose of the Plan is to provide certain eligible employees of the Company and its affiliates with the opportunity to receive certain deferred compensation made on their behalf by the Company in the absence of certain restrictions and limitations in the Code.
The Plan is an “employee pension benefit plan” within the meaning of ERISA. However, the Plan is unfunded and maintained for a select group of management or highly compensated employees and, therefore, it is intended that the Plan will be exempt from Parts 2, 3, and 4 of Title 1 of ERISA. The Plan is not intended to qualify under Code Section 401(a).
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning.
(a)    “Account” shall mean the bookkeeping account maintained by the Company on behalf of each Participant pursuant to this Plan.
(b)    “Account Crediting Options” shall mean the investment funds, which may include funds within life insurance policies, selected by the Company, in its sole discretion, in which the Accounts will be hypothetically invested as set forth in Section 4.4.
(c)    “Administrator” shall mean the Administrator as defined in Article VI, provided, however, that if the Administrator has delegated any of its powers or duties, a reference to the Administrator herein will be deemed to be a reference to the Administrator’s delegate.
(d)    “Affiliated Employer” shall mean any business entity, whether or not incorporated, which at the time of reference controls, is controlled by, or is under common control with the Company (within the meaning of Sections 414(b) and (c) of the Code, or which must be taken into account as if it were an Employer under Sections 414(m) or (o) of the Code).
(e)    “Beneficiary” or “Beneficiaries” shall mean the person or persons designated by the Participant in accordance with the provisions of this Plan as being entitled to receive any benefit payable under the Plan upon the death of the Participant.
(f)    “Board” means the Board of Directors of the Company.
(g)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(h)    “Company” shall mean Fortrea Inc.
(i)    “Company Contributions” shall mean the amounts, as determined by the Company or an Affiliated Employer on an annual basis based on the provisions of Section 3.3 of this Plan, credited by the Employer to the Account of each Participant.
(j)    “Deferral Contributions” shall mean the amounts, as determined by the Participant on an annual basis based on the provisions of Section 3.1 of this Plan, credited by the Employer to the Account of each Participant.
(k)    “Deferral Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Company that indicates the percentage amount of the Participant’s Deferral Contributions.
(l)     “Disability” shall mean the condition that exists when the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees of the Employer.
(m)     “Election Agreement” shall mean an agreement designated as such by that Administrator and that may be written, may be in electronic form, or may be in such other form as determined by the Administrator.
(n)    “Election Filing Date” shall mean December 31 of the Plan Year immediately prior to the first day of the Plan Year for which the Compensation is earned.
(o)    “Eligible Employee” shall mean an employee who has been designated by the Company, pursuant to Section 2.1, as eligible to make contributions to the Plan and receive Company Contributions to the Plan.
(p)    “Employee” shall mean any common-law employee of the Company or Affiliated Employers.

(q)    “Employer” shall mean Fortrea Inc. and each Affiliated Employer. Unless the context otherwise requires, “the Employer” shall mean Fortrea Inc.
(r)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
(s)    “In-Service Subaccount” shall mean the portion of a Participant's Account attributable to Deferral Contributions and earnings thereon and payable pursuant to a Participant's In-Service Distribution Election.
(t)    “Incentive Bonus” shall mean the bonus given to members of management based on various economic factors including, but not limited to, the profitability of the Employer. The Incentive Bonus is given at the discretion of the Employer.
(u)    “Participant” shall mean each Employee who is eligible to participate and has been selected for participation in the Plan and who has become a Participant pursuant to Article II. Upon a Participant’s Separation from Service, such Participant (or Beneficiary) shall remain a Plan Participant only for as long as the Employee has any balance in the Account.
(v)    “Payment Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Company that indicates the time of commencement of payment and form of payment of amounts deferred under the Plan.
(w)    “Plan” shall mean the Fortrea Inc. Nonqualified Deferred Compensation Plan, as set forth herein and as may be amended or restated from time to time.
(x)     “Plan Year” shall mean the calendar year ending December 31.
(y)    “Retirement Date” shall mean the date a Participant has attained the age of fifty-five and has at least five (5) years of service.
(z)    “Retirement Subaccount” shall mean the portion of a Participant's Account attributable to all Deferral Contributions and Company Contributions credited to the Account for a Plan Year and earnings thereon.
(aa)    “Separation from Service” shall mean a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h)(1), or any successor thereto.
(bb)    “Specified Employee” shall mean a “specified employee” with respect to the Company (or a controlled group member) determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code.
(cc)    “Trust” shall mean the trust fund established pursuant to the terms of the Plan.
(dd)    “Trustee” shall mean the corporation named in the agreement establishing the Trust and such successor and/or additional trustees as may be named in accordance with the Trust Agreement.

(ee)    “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from one of the following:
(1)    an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a));
(2)    a loss of the Participant’s property due to casualty; or
(3)    any other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the Participant’s control.
Section 1.2    Gender and Number. As required by the context, an expression in the singular may be deemed to refer to the plural and vice versa. A word in the masculine gender will be deemed also to include the feminine.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
Section 2.1    Eligibility. Employees who are eligible for participation in the Plan are certain key employees who are a part of a select group of management or highly compensated employees, as defined for purposes of ERISA Sections 201(2), 301(a)(3), and 401(a)(1), and whom the Company has designated or may designate as eligible to participate in the Plan at its discretion. Employees must also be subject to the income tax laws of the United States in order to be eligible for participation in the Plan.
The Company shall designate one or more individuals to elect Eligible Employees for participation in the Plan and shall notify each Eligible Employee of selection for participation. Subject to the provisions of Section 2.3, an Eligible Employee must meet the eligibility requirements each Plan Year. The Company may terminate an Employee’s participation in the Plan at any time in its sole discretion; provided that any irrevocable deferral elections in effect will remain in effect through the Plan Year (or end of performance period with respect to “performance-based” compensation”).
Section 2.2    Commencement of Participation. An Employee shall become an Eligible Employee when the Administrator, in its sole discretion, grants eligibility by determining the effective date on which an Eligible Employee may participate in the Plan (the “Participation Effective Date”). An Eligible Employee will become a Participant when the Participant timely elects to defer income into the Plan pursuant to an Election Agreement completed pursuant to Section 3.1(a) or Section 3.1(b) or the Plan receives a Company Contribution for the Participant’s benefit
Section 2.3    Termination of Participation. Once an Eligible Employee has become a Participant in the Plan for a Plan Year, participation shall continue until the first to occur of (a) payment in full of all benefits to which the Participant or applicable Beneficiary is entitled under the Plan, (b) the occurrence of an event specified in Section 2.4 which results in loss of benefits, or (c) termination of the individual’s participation pursuant to Section 2.1 or Section 9.4.
Section 2.4    Missing Persons. If the Company is unable to locate the Participant or applicable Beneficiary for purposes of making a distribution, the amount of the Participant’s benefits under the Plan that would otherwise be considered as nonforfeitable shall be forfeited effective four (4) years after (a) the last date a payment of said benefit was made, if at least one such payment was made, or (b) the first date a payment of said benefit was directed to be made by the Administrator pursuant to the terms of the Plan, if no payments have been made. If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.
Section 2.5    Relationship to Other Plans. Participation in the Plan shall not preclude the Participant from participating in any other fringe benefit program or plan sponsored by the Employer for which such Participant would otherwise be eligible.
ARTICLE III
CONTRIBUTIONS AND VESTING
Section 3.1    Deferral Elections.
(a)    To participate in the Plan, each Eligible Employee must timely execute and deliver to the Employer an Election Agreement to reduce Compensation by a specified percentage (equal to a whole number multiple of one (1) percent), provided, however that said election does not exceed: (i) 50% of base salary for deferrals of base salary, (ii) 90% of commissions and/or sales incentive payments for deferrals of commissions and/or sales incentive payments, and (iii) 90% of Incentive Bonus for deferrals of Incentive Bonus. The Employer shall credit an amount to the Account maintained on behalf of the Participant corresponding to the amount of said reduction as soon as practicable after the amount would have otherwise been paid to the Participant. The Eligible Employee must properly complete and return the Election Agreement to the Employer not later than the Election Filing Date. An Eligible Employee who timely delivers an Election Agreement to the Employer shall be a Participant. An Eligible Employee may alter, change or revoke the Election Agreement prior to the Election Filing Date. Under no circumstances may an election to defer Compensation be adopted retroactively. A Participant may not revoke an election to defer Compensation for a Plan Year during that year. A Participant’s Election Agreement will be effective for one specific Plan Year or such other period of time described on the Election Agreement. For subsequent Plan Years, if the Participant is eligible to participate in the Plan pursuant to Article II, the Participant must complete a new Election Agreement applicable to a succeeding Plan Year in accordance with this Section 3.1(a). A Participant may not alter or amend an Election Agreement after the Election Filing Date.
(b)    Notwithstanding the foregoing provisions of Subsection (a), an Eligible Employee who previously had a Separation from Service who is rehired by the Company may, at the sole discretion of the Company, be allowed to execute and deliver an Election Agreement within 30 days of being determined to be eligible to participate in the Plan after being rehired. However, such Election Agreement will only relate to Compensation paid for services performed after the election, and, to be eligible to make such an election, the Participant either must have previously been paid the entire Account under the Plan and ceased to participate in the Plan prior to being rehired, or not been eligible to participate in the Plan for a period of at least 24-months prior to being rehired. Any such deferral election will comply with the requirements of Treas. Reg. § 1.409A-2(a)(7).
(c)    Notwithstanding the foregoing provisions of Subsection (a), with respect to any “performance-based” compensation (as determined by the Company in accordance with Section 409A of the Code) based on services performed over a period of at least 12 months, an Eligible Employee may, at the discretion of the Company and on such terms and conditions established by the Company, complete and deliver an Election Agreement to the Employer, and alter or amend such Election Agreement, up until the date that is six months before the end of such period.
Section 3.2    Payment Elections. Except as provided in Section 5.3, all Payment Elections are irrevocable and shall be made on an Election Agreement filed with the Employer. Each Payment Election shall contain the Participant’s elections regarding the time and form of payment of the amount of Compensation that the Participant deferred pursuant to the Election Agreement and any Company Contributions made during the period covered by the Agreement. The Payment Elections available to Participants shall be as follows:
(a)    A Participant shall elect on the first Election Agreement the form of payment of the entire Account balance upon (1) the date the Participant incurs a Separation from Service for any reason other than death or Disability before the Retirement Date (the “Separation from Service Election”), (2) the date the Participant incurs a Separation from Service for any reason other than death or Disability on or after the Retirement Date (a “Retirement Date Election”), and (3) Disability prior to Separation from Service (the "Disability Election").
(b)    In addition to the elections required by Section 3.2(a), a Participant may elect each year in an Election Agreement to have payment of the amount deferred under the Election Agreement made on a date specified by the Participant and the form of payment for such amount (an “In-Service Distribution Election”); provided, however, that payment as a result of an In-Service Distribution Election shall not commence any sooner than the January 1 of the third (3rd) year following the Plan Year to which the Deferral Election relates. A Participant also may elect each year in an Election Agreement to have a new form of payment for the amount deferred under the Election Agreement pursuant to a new Retirement Date Election. Amounts deferred under such an election shall be credited to a new Retirement Subaccount.
(c)    In addition to the elections required by Section 3.2(a), a Participant may elect each year in an Election Agreement to have payment of the amount deferred under the Election Agreement made upon a Change in Control (a “Change in Control Election”). For this purpose, “Change in Control” means a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation as described under Treas. Reg. § 1.409A-3(i)(5).

(d)    Payment Elections will be provided each Plan Year in the timely filed Election Agreement for such Plan Year.
Section 3.3    Company Contributions.
(a)    At such time as an Employee becomes a Participant pursuant to Article II, the Employer may make contributions to the Participant’s Account as determined by the Employer in its sole discretion.
(b)    The Employer may, in its sole discretion, contribute such additional amounts, if any, to the Account of any one or more Participants as the Employer may determine.
(c)    All Company Contributions shall vest pursuant to a vesting schedule determined by the Administrator, in its sole discretion, at the time the Company Contribution is made.
(d)    The Company Contributions shall not be subject to an In-Service Distribution Election, and shall be payable, to the extent vested, only upon Separation from Service, death, Disability, or Unforeseeable Emergency.
Section 3.4    Deferral Contributions Vesting. A Participant shall always be one hundred percent (100%) vested in Deferral Contributions.
ARTICLE IV
ACCOUNTS AND INVESTMENTS
Section 4.1    Establishment of Recordkeeping Accounts. A separate Account shall be maintained for each Participant. Such Account shall be credited with Deferral Contributions and Company Contributions made by the Employer, if any, pursuant to this Plan and credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to this Article of the Plan.
Section 4.2    Subaccounts. Within each Participant’s Account, separate subaccounts shall be maintained to the extent the Employer deems necessary or appropriate for the administration of the Plan.
Section 4.3    Hypothetical Nature of Accounts. The Accounts established under this Article shall be hypothetical in nature and shall be maintained for recordkeeping purposes only so that hypothetical gains or losses on Deferral Contributions and Company Contributions, if any, made to the Plan can be credited (or charged, as the case may be).
Section 4.4    Investment Gains or Losses. Account Crediting Options will be determined by the Company in its sole discretion, except that they are hypothetical in nature and no funds are actually held in the Plan. Account Crediting Options determine the hypothetical gain or loss to be reflected in the Participant Accounts. The Company specifically retains the right to change the Account Crediting Options at any time, in its sole discretion.

The Participants and their Beneficiaries may be given the opportunity to allocate their Account balance among the Account Crediting Options as provided by the Plan. The Company is neither required nor obligated to accept a Participant’s or Beneficiary’s allocation of the Account among the Account Crediting Options. Subject to the Company’s exercise of its discretion, a Participant or Beneficiary may change the allocation of the Account in accordance with the investment procedure established by the Company in its sole discretion. A Participant or Beneficiary may allocate and reallocate the entire Account among the Account Crediting Options in accordance with the then existing investment procedure. The Company may amend or modify the investment procedure at any time in its sole discretion.
Section 4.5    Hypothetical Gains or Losses. Any hypothetical dividends, capital gains, and any other income or share activity will be reflected in the Account Crediting Options. The timing of these will be the same as for the funds on which each Account Crediting Option is based. The gain or loss on Participant Accounts will be calculated each business day except as otherwise determined by the Company in its sole discretion.
ARTICLE V
DISTRIBUTION OF ACCOUNT
Section 5.1    Timing of Distributions.
(a)    In General. Subject to earlier commencement under subsections (b) and (c) below, payment of a Participant's Plan benefit shall commence as follows:
(1)    In-Service Subaccounts. Payment of the balance in a Participant's In-Service Subaccount shall commence as of the earlier of the date specified in the applicable In-Service Distribution Election or the Participant's Separation from Service.
(2)    Other Amounts. Payment of the balance in a Participant's Account not credited to an In-Service Subaccount shall commence upon the first day of the seventh month after Separation from Service, provided that, a Participant may elect in an Election Agreement to defer commencement of such balance to a date not more than two (2) years following Separation from Service (with such commencement date being the “Permissible Payment Date”).
(3)    Commencement Within 90 Days. Payments commencing upon Separation from Service shall begin within 90 days following the Permissible Payment Date, and payments commencing as of the date specified in a Participant’s In-Service Distribution Election shall begin within 90 days following the date specified in the Election Agreement, provided that, in all cases, the Participant shall not have the right to designate the year of payment.
(b)    Death. In the event of the death of a Participant prior to Separation from Service, the amount of the Participant’s Account shall be paid to the Beneficiary or Beneficiaries within 90 days of the day of death; provided that the Beneficiary or Beneficiaries shall not have the right to designate the year of payment.

(c)    Disability. If prior to a Participant’s Separation from Service, the Participant should sustain a Disability, the Plan will begin to make distributions to the Participant no later than ninety (90) days after the Disability. The Company’s determination of a Participant’s Disability shall be conclusive. Notwithstanding the foregoing, if payments have commenced from a Participant's In-Service Subaccount prior to Disability, such payments shall continue without any change due to the Participant's Disability.
(d)    Small Payments. Notwithstanding the foregoing provisions of this Section 5.1, if upon the Participant’s Separation from Service the total balance in the Account(s) and any other agreements, methods, programs, plans or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan with the account balances under the Plan under Treas. Reg. § 1.409A-1(c)(2) (the “Aggregate Account Balance”) is less than the annual contribution limit under Section 402(g) of the Code ($22,500 in 2023 and as indexed for later years), the amount of the Participant’s Aggregate Account Balance may, at the discretion of the Company, be paid in an immediate lump sum at the time provided in Section 5.1(a)(3).
Section 5.2    Determination of Method of Distribution. The Participant will select the method of distribution of benefits to the Participant and the method of distribution to the applicable Beneficiary in accordance with Section 3.2. With respect to Deferral Contributions and Company Contributions in any Plan Year for which the Participant does not select the method of distribution to the Participant or the applicable Beneficiary upon a certain event, the method shall be a lump sum.
In the event a Participant incurs a Separation from Service prior to the Participant’s Retirement Date, or prior to the date any payments would be made under the Participant’s In-Service Distribution Election, if applicable, the method of distribution shall be based on the Participant’s Separation from Service Election. If a Participant's Separation from Service occurs on or after the Retirement Date, the method of distribution shall be based on the Participant's Retirement Date Election(s).
A Participant may elect among the following distribution methods for a distribution under Section 5.1:
(a)    For payments made in accordance with the Separation from Service Election, the Participant may elect in the Election Agreement between a lump sum and annual installments over a period of up to five (5) years.
(b)    Payments made due to the death of the Participant shall be in a lump sum.
(c)    For payments made in accordance with a Retirement Date Election, the Participant may elect in the Election Agreement between a lump sum and annual installments over a period of up to fifteen (15) years.

(d)    If a Participant elects to have payments made in accordance with an In-Service Distribution Election, the Participant may elect in the Election Agreement between a lump sum and annual installments over a period of up to four (4) years.
(e)    For payments made in accordance with a Disability Election, the Participant may elect in the Election Agreement between a lump sum and annual installments over a period of up to five (5) years.
(f)    Payments made in accordance with a Change in Control Election shall be in a lump sum.
As indicated in Section 3.2, a Participant may choose different forms of payment for each In-Service Subaccount and for each Retirement Subaccount.
Annual payments will be made on the anniversary of the event that triggered the Participant’s initial distribution under Section 5.1 or the anniversary of the date specified in an In-Service Distribution Election. Each annual payment will be equal to the Account balance at the time of payment calculation divided by the number of annual payments remaining in the payment schedule. The Participant’s Account balance will be adjusted for investment gain or loss before determining the amount of the remaining annual payments.
Section 5.3    Distribution Changes. Subject to the approval of the Company and any additional requirements imposed by the Company, a Participant may change the time or form of payment for an amount, provided that the election meets all of the following requirements and is in writing on a form provided by the Company:
(a)    the subsequent election shall not take effect until at least 12 months after the date on which such election is made;
(b)    in the case of a subsequent election related to a payment not made on account of the Participant’s death or an Unforeseeable Emergency, the first payment with respect to which the election is made shall in all cases be deferred for a period of not less than 5 years from the date on which such payment otherwise would have been made;
(c)    in the case of a subsequent election related to a payment that is to be made at a specified time or pursuant to a fixed schedule, such an election must be made at least 12 months prior to the date of the scheduled payment.
Section 5.4    Designation of Beneficiary. Each Participant shall have the right to designate a Beneficiary to receive payment of the Account in the event of the Participant’s death. A Beneficiary designation shall be made by executing and filing the Beneficiary designation form prescribed by the Company. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.
If no such designation is on file with the Company at the time of the death of the Participant, or such designation is not effective for any reason as determined by the Company,

then the Beneficiary to receive such benefit shall be the Participant’s surviving spouse, if any, or if none, the Participant’s estate.
Section 5.5    Unforeseeable Emergencies. A Participant may apply in writing to the Company for, and the Company may grant, (i) a cancellation of a deferral election for the current Plan Year and/or (ii) an emergency withdrawal of all or any part of the vested portion of the Participant’s Account, if the Company, in its sole discretion, determines that the Participant has incurred an Unforeseeable Emergency.
The Company shall determine whether an event qualifies as an Unforeseeable Emergency within the meaning of this Section 5.5, in its sole and absolute discretion.
The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Company in accordance with Code Section 409A and applicable provisions of the Treasury Regulations. In making this determination, the Company shall take into account the extent to which such emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The Company may require a Participant who requests an emergency withdrawal to submit such evidence as the Company, in its sole discretion, deems necessary or appropriate to substantiate the emergency upon which the request is based and to determine the amount to be distributed with respect to the emergency.
ARTICLE VI
ADMINISTRATION
Section 6.1    Administrator. The Plan shall be administered by one or more individuals hereinafter referred to as the Administrator. The Administrator shall be appointed by the Board. The Administrator shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Administrator may delegate to others certain aspects of the management and operations of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.
Section 6.2    General Powers of Administration. The Administrator shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Administrator shall have the duty and power to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Employees, Participants, Beneficiaries, and any other person. The Administrator may exercise the powers hereby granted in its sole and absolute discretion. The Administrator shall not be personally liable for any actions taken under this Plan unless the actions involve willful misconduct.

Whenever, in the administration of the Plan, any discretionary action by the Administrator is required, the Administrator shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.
Section 6.3    Costs of Administration. The costs of administering the Plan and the Trust shall be borne by the Company.
Section 6.4    Indemnification of Administrator. The Company shall indemnify the Administrator (and any other individuals to whom are delegated Plan administrative responsibilities) against any and all claims, losses, damages, expenses, including attorneys’ fees, incurred by them and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to its willful misconduct.
Section 6.5    Agent for Service of Legal Process. The agent for service of legal process under the Plan shall be Fortrea Inc., 8 Moore Drive, Durham, NC 27709, United States.
Section 6.6    Tax Law Compliance.
(a)    To the extent applicable, it is intended that this Plan (including all amendments thereto) comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants or a Beneficiary. This Plan shall be administered in a manner consistent with this intent.
(b)    Notwithstanding any provision of this Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
ARTICLE VII
CLAIMS PROCEDURE
Section 7.1    Claims. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereafter referred to as a “Claimant”) may file a written request for such benefit with the Administrator setting forth the claim. The request must be addressed to the Administrator at the Administrator’s then principal place of business. In making all decisions on claims, the Administrator shall apply the Plan consistently to similarly-situated individuals.
Section 7.2    Claim Decision. Upon receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver a written reply within that period. The Administrator may, however, extend the reply period for an additional ninety (90) days due to special circumstances. To obtain this additional ninety (90) days, the Administrator must provide written notice to the Claimant, prior to the expiration of the initial ninety-day (90-day) period, of the special circumstances requiring the extension of time and the date by which the Administrator expects a decision to be made.
If the claim is denied in whole or in part, the Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth all of the following:
(a)    The specific reason or reasons for such denial.
(b)    The specific reference to pertinent provisions of the Plan on which such denial is based and the Claimant’s right to review the same.
(c)    A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary.
(d)    An explanation of the Plan’s claims review procedure under Sections 7.3 and 7.4 and the time limits applicable to such procedures.
(e)    A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
Section 7.3    Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company review the determination of the Administrator. Such request must be addressed to the Secretary of the Company, at its then principal place of business. If the Claimant does not request the Company’s Secretary to review the Administrator’s determination within such sixty-day (60-day) period, the Claimant shall be forever barred and estopped from challenging the Administrator’s determination.
Section 7.4    Review of Decision. Following a request for review, the Secretary shall fully and fairly review the decision denying the claim. The Secretary may hold a hearing or conduct an independent investigation regarding the merits of the denied claim. The Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Claimant shall be provided, upon request and free of charge, with reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim for benefits. Any such review of the denied claim shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial determination.
The Secretary shall notify the Claimant of its decision on review within sixty (60) days after its receipt of the Claimant’s request for review. If the Secretary determines that special circumstances (such as the need to hold a hearing) require an extension of time, the Secretary shall furnish the Claimant, prior to the expiration of the initial sixty-day (60-day) period, written notice of an extension of sixty (60) days from the end of the initial sixty-day (60-day) period. The written extension notice shall indicate the special circumstances requiring the extension and the date by which the Secretary expects to render its decision on review.
If the Secretary renders a decision on review which is adverse to the Claimant, the Secretary shall provide the Claimant with a written notice thereof. The written notice shall be prepared in a manner calculated to be understood by the Claimant and shall set forth (a) the specific reason or reasons for the adverse decision, (b) reference to the specific Plan provisions on which the determination is based and the Claimant’s right to review said provisions, (c) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim, and (d) the Claimant’s right to bring a civil action under ERISA Section 502(a).
For all purposes under the Plan, such decision on claims where no review is requested and decisions on claims where review is requested shall be final, binding, and conclusive on all interested parties.
To the extent permitted, notice of a claim decision may be provided by electronic notification. Any such electronic notification shall comply with the standards imposed by Department of Labor (DOL) Regulation Section 2520.104b-1(c)(1)(i), (iii), and (iv).
All actions set forth herein to be taken by a Claimant may likewise be taken by a representative of a Claimant who is duly authorized to act on the Claimant’s behalf. The Administrator and/or the Company may require reasonable evidence of the representative’s authority to act on behalf of the Claimant.
Any portion of this claims procedure which is contrary to or inconsistent with DOL Regulation Section 2560.503-1 shall be null and void. The remaining portions of this claims procedure shall be interpreted and applied in accordance with DOL Regulation Section 2560.503-1.
Section 7.5    Determination of Claims Based on Disability. In any case in which a Claimant seeks a benefit based on a claim that he or she has sustained a Disability, Section 7.2 shall be interpreted and applied as if the phrase “ninety (90) days” were replaced by the phrase “forty-five (45) days,” and the phrase “ninety-day (90-day) period” were replaced by the phrase “forty-five-day (45-day) period,” and the claims procedures under this Article VII shall otherwise be revised as necessary to comply with the rules for disability claims under DOL Regulation Section 2560.503-1.
ARTICLE VIII
THE TRUST
Section 8.1    Establishment of Trust. The Employer may establish a Trust between the Employer and the Trustee, in accordance with the terms and conditions as set forth in a separate agreement, under which assets are held, administered, and managed, subject to the claims of the Employer’s creditors in the event of the Employer’s insolvency, until paid to

Participants and their Beneficiaries as specified in the Plan. Any such Trust is intended to be treated as a grantor trust under the Code, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto.
ARTICLE IX
MISCELLANEOUS
Section 9.1    No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any person and shall not be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate employment at any time.
Section 9.2    Non-Assignability of Benefits.
(a)    No Participant, Beneficiary, or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate, or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary, or other distributee for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, or transferable by operation of law in the event of the bankruptcy, insolvency, or death of such Participant, Beneficiary, or other distributee hereunder.
(b)    Notwithstanding the foregoing, all or a portion of a Participant's benefit may be paid to another person as specified in a domestic relations order that the Administrator determines is qualified (a "Qualified Domestic Relations Order"). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:
(1)    issued pursuant to a State's domestic relations law;
(2)    relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;
(3)    creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant's benefits under the Plan; and
(4)    meets such other requirements established by the Administrator.
The Administrator shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Administrator may consider the rules applicable to the "domestic relations orders" under Section 414(p) of the Code and Section 206(d) of ERISA, and such other rules and procedures as it deems relevant.
(c)    Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant's benefit under this Plan may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.
Section 9.3    Withholding. All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state, or federal law.
Section 9.4    Amendment and Termination. The Board may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Participant with respect to amounts already allocated to the Account. The Board may terminate the Plan at any time without any liability hereunder for any such discontinuance or termination. In the event that the Plan is terminated, the balance in a Participant’s Account shall be paid to such Participant or Beneficiary as provided in Section 5.1 unless applicable legal authority, which may include Section 409A of the Code, permits a single cash lump sum payment in full satisfaction of all such Participant’s or Beneficiary’s benefits hereunder. Any such amendment to or termination of the Plan shall be in writing and signed by a member of the Board. Subject to the same limitations that apply to Board amendments, the Senior Vice President, Chief Legal Officer (as such title may be revised) may amend the Plan to make ministerial changes or to make changes required by law.
Section 9.5    Unsecured General Creditor Status of Employee. Any payments to any Participant, Beneficiary, or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer. No person shall have or acquire any interest (legal, equitable, or otherwise) in any such assets by virtue of the provisions of this Plan. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant, Beneficiary, or other distributee acquires a right to receive payments from the Employer under the provisions hereof, such right shall be not greater than the right of any unsecured general creditor of the Employer. No such person shall have or acquire any right, title, interest, or claim (legal, equitable, or otherwise) in or to any property or assets of the Employer.
In the event that, in its discretion, the Employer purchases an insurance policy, or policies, insuring the life of an Employee, or any other property, to allow the Employer to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, Beneficiary, or other distributee shall have or acquire any rights whatsoever therein or in the proceeds therefrom. The Employer shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. No such policy, policies, or other property shall be held in any trust for a Participant, Beneficiary, or other distributee or held as collateral security for any obligation of the Employer hereunder. An Employee’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Employer and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to a Participant.
Section 9.6    Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified mail with return receipt requested, to the principal office of the Company if no other address is specifically stated in the Plan, if to the Administrator or the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand-delivery or mailing.
Section 9.7    Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
Section 9.8    Governing Laws. All provisions of the Plan shall be construed, administered, and enforced according to ERISA to the extent governed by federal law, and by the laws of the state of North Carolina (without regard to its choice of law rules) to the extent not preempted by ERISA.
Section 9.9    Binding Effect. This Plan shall be binding on each Participant and the Participant’s heirs, devisees, and legal representatives and on the Employer and its successors and assigns.
Section 9.10    Entire Agreement. This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this document on this _____ day of ____________, 2023.

FORTREA INC.

By:

Name:

Title: